Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Accenture plc:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report dated October 29, 2019 refers to the adoption of Accounting Standard Update (ASU) No. 2014-09, which established Accounting Standard Codification Topic 606, Revenue from Contracts with Customers, and ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.
/s/ KPMG LLP
Chicago, Illinois
January 31, 2020